EXHIBIT 15.2

CONSENT OF GIROUX CONSULTANTS LTD.

We hereby consent to the use of the name Giroux Consultants Ltd. and Gary H. Giroux and to references to Giroux Consultants Ltd. and Gary H. Giroux, and to the inclusion of the following technical reports and mineral resource estimates, or the information contained therein, in International Tower Hill Mines Ltd.’s Annual Report on Form 20-F for the year ended  May 31, 2008:

  ";October 2008 Summary Report on the Livengood Project, Tolovana District, Alaska,"; dated October 28, 2008;
  ";Summary Report on the Terra Gold Project, McGrath District, Alaska,"; dated August 19, 2008;
  ";Summary Report on the LMS Gold Project, Goodpaster District, Alaska,"; dated August 19, 2008; and
  ";Summary Report on the North Bullfrog Project and Resource at Mayflower, Bullfrog Mining District, Nye County, Nevada,"; dated August 25, 2008.

GIROUX CONSULTANTS LTD.

/s/ Gary Giroux

By:  Gary Giroux

Title: President

Date: December 12, 2008